Exhibit 10.1

PowerVerde, Inc.
23429 NE 35th Drive
Glendale, Arizona 85310
Tel. (623) 780-3321
www.powerverdeenergy.com

November 1, 2011

Bryce Johnson
Paul Kelly
Cornerstone Conservation Group LLC
13237 North 76th Place
Scottsdale, AZ 85260

Re:	Binding Letter of Intent for Acquisition

Dear Sirs:

This Binding Letter of Intent sets forth the basic terms and conditions of the transaction (the “Acquisition”) whereby PowerVerde, Inc. (“PowerVerde”) will acquire from Bryce Johnson (“Johnson”), Paul Kelly (“Kelly”) and Vince Hils (“Hils”) (“Sellers”) 100% of the membership interests in Cornerstone Conservation Group LLC, an Arizona limited liability company (the “Company”) and (ii) as a result of the Acquisition, PowerVerde will indirectly own all of the Company’s intellectual property described on Exhibit ”A” attached hereto.

1.           Purchase of Interests. At the closing of the Acquisition (the “Closing”), which shall take place within 30 days after the execution of this Letter of Intent, subject to the terms and conditions set forth herein, the Sellers shall sell, assign and transfer to PowerVerde 100% of the membership interests in the Company (the “Interests”), free and clear of any and all liens, claims and encumbrances. Sellers represent and warrant that they are the only members of the Company.

2.           Consideration. As payment and consideration for the Interests, the following will occur:

(a)           At Closing, PowerVerde will issue 2,260,000 shares of its common stock to Sellers and their affiliates as follows:

(i)	1,575,000 shares to Johnson or a trust designated by him;

(ii)	337,500 shares to Kelly;

(iii)         337,500 shares to Vince Hils; and

(iii)	10,000 shares to Paul Smith.

Bryce Johnson
Paul Kelly
Cornerstone Conservation Group LLC
November 1, 2011

(b)           At Closing, PowerVerde will issue fully vested three–year warrants to purchase an aggregate of 300,000 shares of PowerVerde common stock as follows:

(i)	50,000 shares to Johnson at an exercise price of $2.00 per share, exercisable beginning 1/1/12;

(ii)	50,000 shares to Kelly at an exercise price of $2.00 per share, exercisable beginning 1/1/12;

(iii)	50,000 shares to Johnson at an exercise price of $3.00 per share, exercisable beginning 7/1/12;

(iv)	50,000 shares to Kelly at an exercise price of $3.00 per share, exercisable beginning 7/1/12;

(v)	50,000 shares to Johnson at an exercise price of $4.00 per share, exercisable beginning 1/1/13; and

(vi)	50,000 shares to Kelly at an exercise price of $4.00 per share, exercisable beginning 1/1/13.

(c)           Until the close of business in Phoenix, Arizona, on December 31, 2011 (the “Initial Period”), Sellers shall provide to PowerVerde and/or the Company at no charge such part-time consulting services as PowerVerde shall reasonably request, including, but not limited to, services relating to (i) further development of the Company’s combined cooling, heating and power (“CCHP”) systems, (ii) national and international distribution of CCHP systems, (iii) development of geothermal hybrid systems and advance cooling tower assisted systems and (iv) improvement and application of PowerVerde’s waste heat systems. After the Initial Period, the parties shall negotiate in good faith appropriate compensation/service agreements for Sellers’ further services, subject to mutual approval, which shall not be unreasonably withheld.

(d)           Immediately upon execution of this Letter of Intent, Johnson shall be appointed to PowerVerde’s Board of Directors. Kelly shall be appointed to PowerVerde’s Board of Directors within six months following execution of this Letter of Intent.

3.           Definitive Document. The parties will, within 30 days after execution of this Binding LOI, execute definitive documentation reflecting the transactions contemplated hereby (collectively, the “Transaction”), including, but not limited to, a membership interest purchase agreement, on terms as materially outlined in this Binding LOI (collectively, the “Definitive Document”), which terms shall be reasonably satisfactory to PowerVerde and Sellers and their respective counsel and which shall include representations, warranties, agreements, covenants, conditions and indemnities customary for negotiated transactions of this type, including, but not limited to, provisions protecting the Company’s intellectual property.

Bryce Johnson
Paul Kelly
Cornerstone Conservation Group LLC
November 1, 2011

4.           Confidentiality. Subject to Section 5 below, the parties shall maintain the strict confidentiality of (i) all information exchanged in connection with the proposed Transaction and (ii) all proprietary information relating to the Company, PowerVerde and their respective businesses.

5.           Publicity. Neither PowerVerde, the Sellers nor the Company will make any public announcement concerning this letter of intent, the discussions between Sellers, PowerVerde and the Company or any other matter relating to the proposed Transaction without the consent of the other party; provided, however, that, after consultation with the other party, either may make disclosure if such party is advised by its counsel that such disclosure is required by applicable law, including applicable U.S. securities laws. Except as permitted by the preceding sentence, neither the Company, PowerVerde, Sellers nor any of their respective affiliates, directors, shareholders, members, managers, officers, employees, counsel, accountants, financial advisors or other agents will disclose the existence or terms of this letter of intent or that PowerVerde, Sellers and the Company are holding discussions with any person other than the respective legal, accounting and financial advisors of the Company, Sellers or PowerVerde who have a need to know such information solely for the purpose of assisting such party in connection with the proposed Acquisition.

6.           Termination. This letter of intent shall automatically terminate upon the execution of the Definitive Document, or earlier:

(a)	by the mutual written consent of PowerVerde and Sellers;

(b)	by either PowerVerde or Sellers, acting reasonably and in good faith, if the Definitive Document has not been executed on or before December 31, 2011;

(c)	by Sellers, if PowerVerde has materially breached any of its obligations hereunder; or

(d)	by PowerVerde, if Sellers have materially breached any of their obligations hereunder.

7.           Expenses. Each of PowerVerde and Sellers will bear their own expenses incurred in connection with the investigation, negotiation, documentation and/or the closing of the Transaction, including all fees and disbursements of each party’s respective counsel, accountants, financial advisors, finders, and consultants. The Company shall not pay Sellers’ expenses.

Bryce Johnson
Paul Kelly
Cornerstone Conservation Group LLC
November 1, 2011

8.           Brokers. The parties represent and warrant that there are no brokers, salespersons or finders involved in this transaction. The parties agree to defend, indemnify and hold each other harmless from and against any and all expense, costs, damage or liability (including, without limitation, court costs and actual reasonable attorney fees, in preparation for and at any arbitration proceeding, trial and/or appeal) resulting from the claims for any brokerage fees or similar commissions asserted by brokers, salespersons or finders claiming by, through or under the indemnifying party.

9.           Miscellaneous. This Binding LOI (a) shall be governed by, and construed in accordance with, the internal laws of the State of Florida, USA, without regard to the conflicts of laws principles of such state; (b) may not be amended or terminated nor may compliance with any provision of this letter of intent be waived except pursuant to a written agreement signed by both parties; and (c) may be signed in counterparts, each of which shall constitute one and the same instrument. The captions used in this letter of intent are for convenience only and shall not affect the interpretation of this letter of intent.

10.           Exclusive Dealing. From the date hereof until the Termination Date Sellers and the Company will not, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider any proposal of any other person relating to the direct or indirect sale of the equity or assets of the Company.

11.           Legally Binding. This letter of intent is legally binding on the parties hereto. Each party represents and warrants that such party has all requisite authority to execute and deliver this Binding LOI and to perform all obligations of such party set forth herein or contemplated hereby.

12.           Equitable Relief. Each party agrees that (a) any breach of the obligation to consummate the transactions contemplated by this Binding LOI as contemplated hereby will result in irreparable injury to the other party to this Binding LOI for which a remedy at law would be inadequate, and (b) in addition to any relief at law that may be available to a party for such breach and regardless of any other provision contained in this Binding LOI, each party shall be entitled to injunctive and other equitable relief as a court may grant, without the need to post a bond. This Section 12 shall not be construed to limit a party’s right to obtain equitable relief for other breaches of this Binding LOI under general equitable standards

Bryce Johnson
Paul Kelly
Cornerstone Conservation Group LLC
November 1, 2011

Please confirm your agreement to the foregoing terms and conditions by signing in the space provided below and sending the fully executed letter of intent to me by fax or pdf, with the original to follow by courier.

Sincerely,

POWERVERDE, INC.

By:	/s/ Richard H. Davis
Name: Richard H. Davis
Its: CEO

AGREED AND ACCEPTED
this 1st day of November, 2011.

By:	/s/ Bryce Johnson
Bryce Johnson

By:	/s/ Paul Kelly
Paul Kelly

By:	/s/ Vince Hils
Vince Hils

Bryce Johnson
Paul Kelly
Cornerstone Conservation Group LLC
November 1, 2011

EXHIBIT “A”

INTELLECTUAL PROPERTY

U.S. Patent Application No. 12/749,416 filed on March 29, 2010, entitled “Solar Photovoltaic Closed Fluid Loop Evaporative Tower,” and related intellectual property.